16020 Industrial Drive, Gaithersburg, Maryland 20877 USA Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky BioVeris Corporation (301) 869-9800, ext. 2013	Jonathan Fassberg (investors) The Trout Group (212) 477-9007, ext. 16	Paul Caminiti or Andrew Cole (media) Citigate Sard Verbinnen (212) 687-8080

BIOVERIS EXPANDS BUSINESS MODEL TO TARGET THE FIELDS OF IMMUNOGENICITY, VACCINES AND VACCINATION SERVICES

   Bioveris Signs Option Agreement With Children’s Hospital & Research Center At Oakland

GAITHERSBURG, MD, October 19, 2004 — BioVeris Corporation (NASDAQ: BIOV) announced today that it is expanding its business model to target the fields of immunogenicity, vaccines and vaccination services. The Company has introduced its proprietary products for testing protein-based therapeutics and is developing a proprietary approach for determining an individual’s personal immune status through a unique diagnostic test panel. In conjunction with the new efforts, the Company has entered into an exclusive option agreement with Children’s Hospital & Research Center at Oakland (CHRCO) for the right to negotiate for exclusive patent rights to a unique vaccine candidate for Neisseria meningitidis serogroup B, which causes meningitis. The Company also announced that it has filed a patent for a proprietary approach to determine an individual’s personal immune status.

Diagnostic testing of an individual’s immune status will provide information about a person’s susceptibility to infectious diseases including diseases for which vaccines exist or are being developed.  In addition, the establishment of a database on immune status and vaccination history may assist in identifying certain population groups, such as school children, college students, military personnel and the elderly, which are at risk for diseases such as pneumonia and meningitis that can be prevented by vaccination. The Company expects to be able to offer unique and proprietary diagnostic test panels that would assess an individual’s personal immune status and establish a database for individuals in various population groups. Such products and services should support initiatives such as the strategic plan of the Centers for Disease Control which is developing an immunization registry and the recent Health Information Technology Initiative of the U.S. Department of Health and Human Services.

Under the agreement with CHRCO, the Company will exclusively negotiate for exclusive rights to commercialize products for possible use in the prevention, diagnosis and treatment of disease caused by Neisseria meningitidis serogroup B. The option agreement contemplates that the Company will sponsor up to $800,000 of research at CHRCO over a two-year period and make additional payments for license fees, milestones fees for initiating and completing human clinical trials and receiving regulatory approvals, and royalties on product sales.

Meningococcal disease is a bacterial infection that strikes approximately 1.2 million people worldwide each year, causing meningitis or sepsis in the majority of cases. Approximately 10 percent of the individuals who contract meningococcal disease will die. Of the survivors, up to 20 percent suffer long-term permanent disabilities such as hearing loss, brain damage and limb amputations. Meningococcal disease often begins with symptoms that can be mistaken for common viral illnesses, such as the flu. It can progress very rapidly and kill an otherwise healthy young person in 48 hours or less. Communitywide outbreaks can persist for several months and controlling them remains a major challenge in public health. Currently, there is no vaccine available against disease caused by meningococcal serogroup B, which is responsible for one-third of meningococcal disease in the United States and up to 90 percent worldwide. The availability of an effective vaccine that would prevent meningococcal serogroup B, for use by various population groups, could meet a significant unmet medical need.

Immunogenicity testing is performed by pharmaceutical and biotechnology companies in order to characterize the immunoreactivity of protein-based therapeutics. Antibodies that result from an immune response to a protein-based drug can reduce its efficacy and cause significant side effects, such as allergic reactions. There are more than fifty protein-based therapeutics on the market today with hundreds more in development. It has become increasingly necessary to detect an immune response to protein-based drugs by screening for the presence of antibodies, confirming their specificity, characterizing the type of antibodies present and determining whether they interfere with binding events. The Company’s M-SERIES product line for the life science market is believed to be ideally suited to perform immunogenicity testing by measuring low affinity antibodies with high sensitivity, all in the presence of the highly concentrated drug.

BioVeris Corporation is an emerging, marketing-driven, global integrated health care company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the Company’s new business model, the utility or demand for its diagnostic test panel, immunogenicity testing or completion of the agreement with CHRCO are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.